Exhibit 3.23

ARTICLES OF INCORPORATION

OF

QVC SAN ANTONIO, INC.

ARTICLE I.

The name of the Corporation is QVC San Antonio, Inc.

ARTICLE II.

The initial registered office of the Corporation is in the State of Texas and is located at 811 Dallas Avenue, Houston, Texas 77002. The name of its initial registered agent at such address is CT Corporation System.

ARTICLE III.

The Corporation is to have perpetual existence.

ARTICLE IV.

The purposes for which the Corporation is organized are: to transact any and all lawful business for which corporations may be incorporated under, and have offices and exercise the powers granted by, the Texas Business Corporation Act, as amended from time to time, within or without the State of Texas, and to do such things as may be incident to, and necessary or appropriate to effect, any and all of the purposes for which this Corporation is organized.

ARTICLE V.

The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, par value $1.00 per share.

ARTICLE VI.

The Corporation shall not commence business until it has received for the issuance of its shares consideration of the value of $1,000 consisting of money, labor done or property actually received.

ARTICLE VII.

Each shareholder shall not have a preemptive right to subscribe for and acquire a pro rata portion of additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or acquire shares, in proportion with such shareholder’s interest in the outstanding shares of the Corporation’s capital stock at the time any such shares or securities are offered.

ARTICLE VIII.

At each election for directors every shareholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. No shareholder shall have the right to cumulate his votes in any election of directors.

The number of directors constituting the initial board of directors is two (2). The following shall serve as the board of directors until the first annual meeting of the shareholders or until such successor or successors may be elected and qualified:

Name	Address

Michael C. Boyd	c/o QVC Network, Inc.
Goshen Corporate Park
West Chester, Pennsylvania 19380

Neal S. Grabell	c/o QVC Network, Inc.
Goshen Corporate Park
West Chester, Pennsylvania 19380

ARTICLE IX.

To the extent not prohibited by law, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not eliminate or limit the liability of a director for: (1) a breach of the director’s duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

ARTICLE X.

Any action required to be taken at any annual or special meeting of shareholders or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less then the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE XI.

The name and address of the incorporator is Neal S. Grabell, QVC Network, Inc., Goshen Corporate Park, West Chester, Pennsylvania 19380.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of September, 1991.

/s/ Neal S. Grabell
NEAL S. GRABELL, INCORPORATOR

STATE OF Pennsylvania	s

COUNTY OF Chester	s

I, Sheryl McLean, a Notary Public in and for Chester County, PA, do hereby certify that on this the 30th day of September, 1991, personally appeared before me Neal S. Grabell who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the day and year first written above.

/s/ Sheryl McLean
Notary Public for the
State of Pennsylvania